Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
2009 Preliminary Financial Guidance
(in millions, except per share amounts)

	Year Ended	Year Ending
	December 31, 2008	December 31, 2009
	Unaudited (c)	Range (c)

Revenue	$373.5	$410.0	$440.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$94.1	$105.0	$120.0

Adjusted EBITDA per diluted common share	$1.60	$1.69	$1.94

Interest, taxes, non-cash and other items (b)
Interest income	10.4	4.0	4.0
Depreciation and amortization	(27.9)	(33.0)	(30.0)
Non-cash advertising	(5.1)	(1.8)	(1.8)
Non-cash stock-based compensation	(13.3)	(26.0)	(23.0)
Impairment of auction rate securities	(27.4)	—	—
Restructuring	(2.9)	—	—
Income tax provision	(2.2)	(19.8)	(28.4)

Income from continuing operations	$25.7	$28.4	$40.8

Income from continuing operations per common share:
Basic	$0.45	$0.48	$0.69

Diluted	$0.44	$0.46	$0.66

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	57.7	59.0	59.0
Diluted	58.9	62.0	62.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to income from continuing operations

(c)	Results for the year ended December 31, 2008 and the guidance for the year ending December 31, 2009 have been adjusted to exclude the discontinued operations of the Little Blue Book print directory business.

Additional information regarding forecast for second quarter of 2009:
-	Revenue is forecasted to be approximately $97 to $99 in quarter ending June 30, 2009

-	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 22% in quarter ending June 30, 2009

-	Income from continuing operations as a percentage of revenue is forecasted to be approximately 5% to 6% in quarter ending June 30, 2009
Additional information regarding full year forecast:
-	Income tax rate for 2009 is forecasted to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.

-	The distribution of the annual revenue is expected to be approximately 76.5% advertising and sponsorship, 21.5% licensing and 2% print. Quarterly revenue distributions may vary from this annual estimate.